UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

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NOTIFICATION OF LATE FILING

[X] Form 10-K and Form 10-KSB
[ ] Form 11-K
[ ] Form 20-F
[ ] Form 10-Q
[ ] Form N-SAR

For Period Ended: December 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended: _________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



   PART I -- REGISTRANT INFORMATION

   Full Name of Registrant
            BRE CONSULTING, INC. (Formerly ZIRCONIUM CAPITAL CORPORATION)
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   Former Name if Applicable

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   Address of Principal Executive Office (Street and Number)

                        301 EAST OCEAN BLVD. SUITE 640
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   City, State and Zip Code

                             LONG BEACH, CA 90802
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   PART II -- RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


   PART III -- NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

          The Company's independent auditors are in the process of completing their audit of its financial statements for the calendar year ended December 31, 2002, and management believes that this audit will be completed after March 31, 2003, but before April 15, 2003.

   PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

        Jeff Conrad               562                     983-0660
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         (Name)                 (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes | | No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof? | | Yes   |X | No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.








                 BRE CONSULTING, INC. (FORMERLY ZIRCONIUM CAPITAL CORPORATION)
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                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

             March 31, 2003                    /s/ Jeff Conrad
   Date -----------------------            By----------------------------------
                                               	Vice- President